UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Timlin, Robert V.
   1989 S. Balsam
   Lakewood, CO  80227
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
     June 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  $0.10 Par Value Common St|6/30/9|A*  |V|670               |A  |$3.21      |6,660              |D     |                           |
ock                        |7     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
  Option To Purchase C|$2.97   |N/A  |N/A |N|N/A N/A    |A,D|07/27|01/26|common stock|7,500  |       |Options to  |D  |            |
ommon Stock           |        |     |    |/|           |   |/97  |/02  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$1.81   |N/A  |N/A |N|N/A N/A    |A,D|02/10|08/09|common stock|17,325 |       |Purchase    |D  |            |
ommon Stock           |        |     |    |/|           |   |/97  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$1.00   |N/A  |N/A |N|N/A N/A    |A,D|09/09|03/08|common stock|1,000  |       |57,500      |D  |            |
ommon Stock           |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$0.83   |N/A  |N/A |N|N/A N/A    |A,D|11/16|05/15|common stock|9,000  |       |Shares      |D  |            |
ommon Stock           |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$0.83   |N/A  |N/A |N|N/A N/A    |A,D|11/16|05/15|common stock|22,675 |       |            |D  |            |
ommon Stock           |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
 * Shares issued for services as a Director in lieu of cash.
NOTES: Mr. Timlin has served on the Company's Board of Directors since 1982. Mr. Timlin's latest appointment as a Class A director expired on May 31, 1997 and he decided to retire and not run for re-election. Accordingly, Mr. Timlin is no longer a director of the Company.
SIGNATURE OF REPORTING PERSON
Patrick J. Duncan, Attorney-In-Fact for Robert V. Timlin
DATE
July 8, 1997